FOR IMMEDIATE RELEASE

Lear Contacts:
Marianne Vidershain
(248) 447-5541

Tim Brumbaugh
(248) 447-1329

Lear Reports First Quarter 2024 Results

SOUTHFIELD, Mich., April 30, 2024 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the first quarter 2024.

First Quarter 2024 Highlights

•Delivered first quarter record revenue of $6.0 billion, an increase of 3% compared to $5.8 billion in the first quarter of 2023
•Sales outperformed global industry production, driven by growth over market in E- Systems of 10 percentage points
•Net income of $110 million and adjusted net income of $183 million, compared to $144 million and $166 million, respectively, in the first quarter of 2023
•Core operating earnings increased 6% to $280 million, compared to $263 million in the first quarter of 2023
•Earnings per share of $1.90 and adjusted earnings per share of $3.18, compared to $2.41 and $2.78, respectively, in the first quarter of 2023
•Adjusted earnings per share increased 14% in the first quarter compared to the same period last year
•Net cash used in operating activities of $(35) million and free cash flow of $(148) million, compared to $(36) million and $(147) million, respectively, in the first quarter of 2023
•Seventh consecutive quarter of year-over-year margin improvement in E-Systems
•Announced the acquisition of WIP Industrial Automation to further strengthen our automation and artificial intelligence capabilities; expected to close by Q3 2024
•Accelerating momentum in thermal comfort with two component modularity projects launching in late 2024; initiated validation work for our first complete seat module scheduled to launch in North America in 2026
•Awarded our first JIT seat program with FAW Toyota for a new sedan in China
•Recognized as a GM Supplier of the Year for the 7th consecutive year and for the 23rd time overall
•Cash and cash equivalents at quarter end of $930 million and total liquidity of $2.9 billion
•Increased the Company's share repurchase authorization to $1.5 billion and extended the authorization period until December 31, 2026
•Repurchased $30 million of Lear shares and paid $46 million in dividends

(more)

“Lear started 2024 strong, delivering record first quarter total company revenue and improved year-over-year margins in E-Systems for the seventh consecutive quarter,” said Ray Scott, Lear’s President and Chief Executive Officer. “We have made substantial progress on our thermal comfort strategy, and during the quarter, initiated the validation of our first complete seat module scheduled to launch in 2026 with a global automotive manufacturer. In E-Systems, we continue to leverage our strong relationships to diversify our customer base, leading to our second wire award with BMW. Today, we are introducing IDEA by Lear, an evolution of our commitment to develop innovative products and utilize automation to grow revenue, improve margins and extend our leadership position in operational excellence.”

First Quarter Financial Results
(in millions, except per share amounts)

	2024	2023
Reported
Sales	$5,994.6	$5,845.5
Net income	$109.6	$143.6
Earnings per share	$1.90	$2.41

Adjusted(1)
Core operating earnings	$279.8	$263.4
Adjusted net income	$183.2	$165.8
Adjusted earnings per share	$3.18	$2.78

In the first quarter, global vehicle production decreased by 1% compared to a year ago, with North America up 1%, Europe down 2% and China up 5%. Global vehicle production was flat on a Lear sales-weighted basis(2).

Sales in the first quarter increased 3% to $6.0 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 2%, reflecting the addition of new business in both of our business segments, partially offset by lower production on key Lear platforms.

Core operating earnings were $280 million, or 4.7% of sales, compared to $263 million, or 4.5% of sales, in 2023. The increase in earnings resulted primarily from net performance, including commodities, and the addition of new business, partially offset by the impact of foreign exchange and lower production on key Lear platforms. In the Seating segment, margins and adjusted margins were 5.4% and 6.6% of sales, respectively. In the E- Systems segment, margins and adjusted margins were 3.6% and 5.1% of sales, respectively.

Earnings per share were $1.90. Operational restructuring charges and other special items totaled $74 million, primarily reflecting future plant closures in Europe to improve our manufacturing cost structure in light of the lower production environment and impairment charges related to Fisker. Excluding the impact of restructuring charges and other special items, adjusted earnings per share were $3.18, up 14% compared to a year ago, primarily reflecting higher operating earnings and the benefit of our share repurchase program.

In the first quarter of 2024, net cash used in operating activities was $(35) million, and free cash flow(1) was $(148) million.

(1) For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

(2) The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and first quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

Share Repurchase Program
During the first quarter of 2024, Lear repurchased 215,774 shares of our common stock for a total of $30 million. In February 2024, Lear’s Board of Directors approved an increase to the Company's share repurchase authorization to $1.5 billion and extended the authorization period until December 31, 2026. At the end of the first quarter, we had a remaining share repurchase authorization of approximately $1.5 billion, which reflects approximately 19% of our total market capitalization at current market prices.

Since initiating the share repurchase program in 2011, we have repurchased 55.7 million shares of our common stock for a total of $5.2 billion at an average price of $93.61 per share. This represents a reduction of approximately 53% of our shares outstanding since the time we began the program.

2024 Financial Outlook
Our 2024 financial outlook, which is unchanged from our prior outlook, is summarized below:

Full Year 2024 Financial Outlook
Net Sales	$24,000 million - $24,600 million
Core Operating Earnings	$1,155 million - $1,305 million
Adjusted EBITDA	$1,795 million - $1,945 million
Restructuring Costs	≈$125 million
Operating Cash Flow	$1,275 million - $1,425 million
Capital Spending	≈$675 million
Free Cash Flow	$600 million - $750 million

The financial outlook is based on a full year average exchange rate of $1.09/Euro and 7.15 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

First Quarter 2024 Conference Call and Webcast Information
A conference call and webcast will be held to discuss Lear’s first quarter 2024 financial results and related matters on April 30, 2024, at 8:30 a.m. EDT. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 9500216. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted depreciation and amortization,” “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted depreciation and amortization represents depreciation expense and amortization of intangible assets adjusted for intangible asset impairment charges. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by (used in) operating activities less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, supply chain disruptions, labor disruptions, commodity prices, changes in foreign exchange rates, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's core sales backlog. The Company's core sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs and excludes the impact of non-core products winding down in our E-Systems business. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the core sales backlog does not reflect customer price reductions on existing or newly awarded programs. The core sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation
Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 189 on the Fortune 500. Further information about Lear is available at lear.com.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$5,994.6	$5,845.5

Cost of sales	5,596.5	5,415.5
Selling, general and administrative expenses	186.5	176.8
Amortization of intangible assets	15.1	15.9
Interest expense	26.1	24.2
Other expense, net	13.5	13.7

Consolidated income before income taxes and equity in net income of affiliates	156.9	199.4
Income taxes	40.5	45.6
Equity in net income of affiliates	(10.5)	(9.6)

Consolidated net income	126.9	163.4
Net income attributable to noncontrolling interests	17.3	19.8

Net income attributable to Lear	$109.6	$143.6

Diluted net income per share attributable to Lear	$1.90	$2.41

Weighted average number of diluted shares outstanding	57.6	59.6

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	March 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$930.4	$1,196.3
Accounts receivable	4,154.9	3,681.2
Inventories	1,735.4	1,758.0
Other	1,087.0	1,001.4
	7,907.7	7,636.9
Long-Term:
PP&E, net	2,910.4	2,977.4
Goodwill	1,719.9	1,737.9
Other	2,334.0	2,343.3
	6,964.3	7,058.6

Total Assets	$14,872.0	$14,695.5

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$27.0	$27.5
Accounts payable and drafts	3,688.7	3,434.2
Accrued liabilities	2,227.0	2,205.2
Current portion of long-term debt	0.3	0.3
	5,943.0	5,667.2
Long-Term:
Long-term debt	2,743.0	2,742.6
Other	1,199.8	1,225.1
	3,942.8	3,967.7

Equity	4,986.2	5,060.6

Total Liabilities and Equity	$14,872.0	$14,695.5

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net Sales
North America	$2,475.9	$2,380.0
Europe and Africa	2,253.8	2,231.0
Asia	1,059.7	1,019.5
South America	205.2	215.0
Total	$5,994.6	$5,845.5

Content per Vehicle [1]
North America	$628	$612
Europe and Africa	$484	$468

Free Cash Flow [2]
Net cash used in operating activities	$(34.6)	$(35.6)
Capital expenditures	(113.6)	(111.8)
Free cash flow	$(148.2)	$(147.4)

Core Operating Earnings [2]
Net income attributable to Lear	$109.6	$143.6
Interest expense	26.1	24.2
Other expense, net	13.5	13.7
Income taxes	40.5	45.6
Equity in net income of affiliates	(10.5)	(9.6)
Net income attributable to noncontrolling interests	17.3	19.8
Restructuring costs and other special items -
Costs related to restructuring actions	54.3	14.6
Acquisition costs	0.1	0.3
Impairments related to Fisker	14.5	—
Impairments related to Russian operations	1.4	—
Intangible asset impairment	—	0.9
Costs related to Typhoon in Philippines	—	0.5
Other	13.0	9.8
Core operating earnings	$279.8	$263.4

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)

(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Adjusted Net Income and Adjusted Earnings Per Share [2]
Net income attributable to Lear	$109.6	$143.6
Restructuring costs and other special items -
Costs related to restructuring actions	54.3	14.6
Acquisition costs	0.1	0.3
Impairments related to Fisker	14.5	—
Impairments related to Russian operations	1.4	—
Intangible asset impairment	—	0.9
Costs related to Typhoon in Philippines	—	0.5
Foreign exchange (gains) losses due to foreign exchange rate volatility related to Russia	—	(1.0)
Loss related to affiliate	2.2	5.0
Other	13.8	5.0
Tax impact of special items and other net tax adjustments [3]	(12.7)	(3.1)
Adjusted net income	$183.2	$165.8

Weighted average number of diluted shares outstanding	57.6	59.6

Diluted net income per share available to Lear	$1.90	$2.41

Adjusted earnings per share	$3.18	$2.78

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$155.3	$147.2
Less - Intangible asset impairment	—	0.9
Adjusted depreciation and amortization	$155.3	$146.3

Diluted Shares Outstanding at End of Period [4]	57,417,052	59,392,786

[1] Content per Vehicle for 2023 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[4] Calculated using stock price at end of quarter.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	March 30, 2024	April 1, 2023
Adjusted Segment Earnings

Seating
Net sales	$4,477.6	$4,453.0

Segment earnings	$241.6	$285.8
Restructuring costs and other special items -
Costs related to restructuring actions	43.7	12.0
Impairments related to Fisker	2.3	—
Impairments related to Russian operations	1.4	—
Other	5.9	2.6
Adjusted segment earnings	$294.9	$300.4

Segment margins	5.4%	6.4%

Adjusted segment margins	6.6%	6.7%

E-Systems
Net sales	$1,517.0	$1,392.5

Segment earnings	$54.1	$42.3
Restructuring and other special items -
Costs related to restructuring actions	8.8	2.3
Impairments related to Fisker	12.2	—
Intangible asset impairment	—	0.9
Costs related to typhoon in the Philippines	—	0.4
Other	2.0	3.0
Adjusted segment earnings	$77.1	$48.9

Segment margins	3.6%	3.0%

Adjusted segment margins	5.1%	3.5%